                 [WINSTEAD SECHREST & MINICK P.C. LETTERHEAD]



                                                                     EXHIBIT 8.3


                              September 24, 1997

Board of Directors
Columbus Realty Trust
15851 Dallas Parkway, Suite 855
Dallas, Texas  75248

Gentlemen:

         We have acted as counsel to Columbus Realty Trust, a Texas real estate investment trust ("Columbus"), in connection with the merger (the "Merger") of the Company with and into Post LP Holdings, Inc. ("Merger Sub"), a Georgia corporation and a wholly-owned subsidiary of Post Properties, Inc., a Georgia corporation ("Post"), pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 1997, by and among Post, Merger Sub and Columbus (the "Merger Agreement"), and the agreements, documents and instruments contemplated in the Merger Agreement. The delivery of this opinion, dated as of the Effective Time, is a condition to the Merger pursuant to Section 6.3.5 of the Merger Agreement.

         In rendering the opinions expressed below, we have examined, and are relying upon, the completeness, truth and accuracy, at all relevant times, of the following:

         1.       the Merger Agreement;

         2. the Registration Statement on Form S-4 filed by Post with the Securities and Exchange Commission pursuant to the Securities Act of 1933 in conjunction with the Merger (the "Registration Statement");

         3. the Articles of Incorporation, Declaration of Trust, and Partnership Agreement, as the case may be, and such other records, documents and certificates of Post, Merger Sub, Columbus, Post GP Holdings, Inc. ("GP Sub") and Post Apartment Homes, L.P. (the "Operating Partnership") as in our judgment are necessary or appropriate to enable us to render the opinions expressed herein; and

         4. Certificates containing certain representations made to us by Post, Merger Sub, Columbus, GP Sub and/or the Operating Partnership.

Board of Directors
September 24, 1997
Page 2

         In connection with rendering this opinion, we have assumed to be true and are relying upon, without any independent investigation or review thereof, the following:

         1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.

         2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents.

         Based on our examination of the foregoing items and subject to the assumptions, limitations, qualifications and representations set forth herein, and based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the treasury regulations, administrative pronouncements and rulings promulgated thereunder, we are of the opinion that:

         1. The Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code. In that event:

                  (i) Columbus and Post will each be a "party" to the reorganization within the meaning of Section 368(b) of the Code;

                  (ii) no gain or loss will be recognized by a holder of Columbus Common Shares (a "Shareholder") who receives Post Common Stock for Columbus Common Shares exchanged therefor (except with respect to any cash received in lieu of a fractional interest in Post Common Stock) (Section 354(a) of the Code);

                  (iii) the aggregate tax basis of the Post Common Stock to be received by Shareholders will be the same as the aggregate tax basis in the Columbus Common Shares exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (Section 358 of the Code);

                  (iv) the holding period of the Post Common Stock to be received by a Shareholder pursuant to the Merger will include the holding period of the Columbus Common Shares surrendered in exchange therefor, provided that the Columbus Common Shares were held as a capital asset at the Effective Time (as defined in the Merger Agreement) (Section 1223 of the Code); and

                  (v) no gain or loss will be recognized by Columbus as a result of the Merger (Section 361 of the Code).

Board of Directors
September 24, 1997
Page 3

         2. Merger Sub will constitute a "qualified REIT subsidiary" under
Section 856(i) of the Code immediately after the Merger.

         In addition to the matters set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

         1. Our opinions expressed herein are based upon our interpretation of the existing provisions of the Code and existing judicial decisions, administrative regulations, revenue rulings and revenue procedures. Our opinions are not binding upon the Internal Revenue Service (the "IRS") or the courts and there is no assurance that the IRS will not challenge the conclusions set forth herein. Following the Merger, Merger Sub intends to transfer all of Columbus' assets and liabilities to the Operating Partnership, which will be effected by merging Merger Sub into the Operating Partnership. The IRS has issued proposed regulations (which have a prospective effective date and therefore would not apply to the Merger if finalized in their present form) which indicate that the contribution of Columbus' assets and liabilities to the Operating Partnership subsequent to the Merger will not adversely affect the Merger's qualification as a tax-free reorganization because Post will own (through its qualified REIT subsidiaries) a substantial portion (in excess of 80%) of the aggregate interests, as well as the sole general partnership interest, in the Operating Partnership. The proposed regulations reflect a change in the position taken by the IRS in certain informal pronouncements that a post-reorganization contribution by the acquiring corporation of all of a target corporation's assets to a partnership would prevent the acquisition from qualifying as a tax-free reorganization. Although the proposed regulations will not apply to the Merger, we believe that the proposed regulations, which are interpretive rather than legislative, correctly interpret existing law and that a court should not reach a contrary conclusion under existing statutory and judicial authorities.

         2. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the opinions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

         3. Our opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinions.

         4. Our opinions may not be applicable to Columbus shareholders with respect to shares of Columbus Common Shares which were acquired pursuant to the exercise of employee stock options or rights or otherwise as compensation.

Board of Directors
September 24, 1997
Page 4

         If any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect in any material respect, our opinion might be adversely affected and may not be relied upon.

         These opinions are solely for your benefit and may not be relied upon in any manner by any other person or entity.

         We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the reference of this firm in the Registration Statement and the Joint Proxy Statement/Prospectus included therein.

                                    Very truly yours,

                                    WINSTEAD SECHREST & MINICK P.C.

                                    By:/s/ Steven A. Ruskin
                                       ----------------------------
                                       Steven A. Ruskin